EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-261110, 333-237698, 333-209807, 333-173143) on Form S-8 of Minim, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements of Minim, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Minim, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Boston, Massachusetts
March 31, 2023